Exhibit 10.1

THIRD TEMPORARY WAIVER AGREEMENT (this “Agreement”), dated as of September 15, 2009, to the Fourth Amended and Restated Credit Agreement dated as of January 31, 2005 (as heretofore amended, supplemented or otherwise modified, the “Credit Agreement”), among ACCURIDE CORPORATION, a Delaware corporation (the “U.S. Borrower”), ACCURIDE CANADA INC., a corporation organized and existing under the law of the Province of Ontario (the “Canadian Borrower”, and, together with the U.S. Borrower, the “Borrowers”), the banks, financial institutions and other institutional lenders party thereto (collectively, the “Lenders”) and DEUTSCHE BANK TRUST COMPANY AMERICAS, as administrative agent for the Lenders (in such capacity as successor to Citicorp USA, Inc., the “Administrative Agent”), is entered into by and among the Borrowers, the other Loan Parties and the Lenders.

W I T N E S S E T H :

A.                                   WHEREAS, the Borrowers, the Lenders, and the Administrative Agent are parties to the Credit Agreement;

B.                                     WHEREAS, pursuant to the Credit Agreement, the Lenders have made certain loans to the Borrowers;

C.                                     WHEREAS, as a result of the then likely occurrence of certain Events of Default under the Credit Agreement, Citicorp USA, Inc., as Administrative Agent at such time, and the Lenders entered into that certain Temporary Waiver Agreement (the “First Temporary Waiver Agreement”), dated as of July 1, 2009, whereby the Lenders agreed to temporarily waive the Scheduled Defaults until the Temporary Waiver Termination Date as so defined therein (hereinafter defined as the “First Temporary Waiver Termination Date”);

D.                                    WHEREAS, as a result of the then likely occurrence and/or continuation of certain Events of Default after the First Temporary Waiver Termination Date, under the Credit Agreement, Citicorp USA, Inc., as Administrative Agent at such time, and the Lenders entered into that certain Second Temporary Waiver Agreement (the “Second Temporary Wavier Agreement”), dated as August 14, 2009, whereby the Lenders agreed to extend the temporary waiver of the Scheduled Defaults and temporarily waive the Additional Default until the Second Temporary Waiver Termination Date;

E.                                      WHEREAS, the Administrative Agent and the Lenders will, if the Scheduled Defaults or the Additional Default occur(s) and remain(s) continuing as a result of the Second Temporary Waiver Termination Date occurring, be entitled to exercise all of their rights and remedies under the Credit Agreement, the other Loan Documents and applicable law (such rights, remedies and actions, collectively, “Enforcement Actions”), including without limitation, to declare to be immediately due and payable the outstanding principal of the Advances, all accrued interest thereon and all fees and other obligations owing to the Administrative Agent and the Lenders under the Credit Agreement and the other Loan Documents;

F.                                      WHEREAS, certain Lenders identified to the U.S. Borrower have formed a steering committee (the “Steering Committee”), provided that members of the Steering Committee shall not assume any additional duties or obligations as a result of being on the

Steering Committee;

G.                                     WHEREAS, each Borrower acknowledges and agrees that it shall continue to not request any Advances, Letters of Credit or other extensions of credit under the Credit Agreement during the Third Temporary Waiver Period (as defined below), except as contemplated in Section 4.7 hereof;

H.                                    WHEREAS, the Borrowers have requested that the Lenders agree to extend the temporary waiver of the Scheduled Defaults and the Additional Default through the Third Temporary Waiver Termination Date (as defined below) in order to afford the Borrowers an opportunity to propose an amendment to or restructuring of its obligations under the Credit Agreement and the other Loan Documents that is acceptable to the Lenders (in their sole discretion); and

I.                                         WHEREAS, the Lenders have agreed to such request, subject to the terms and provisions set forth in this Agreement, and without any advance understanding or agreement by the Lenders to consent to any proposed amendment to or restructuring of the Credit Agreement or the consummation of any transaction for which consent or waiver would be required under the Credit Agreement or the other Loan Documents.

NOW, THEREFORE, in consideration of the premises herein contained and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.                                Definitions.  Capitalized terms used herein (including in the recitals) but not defined herein have the meanings assigned to them in the Credit Agreement, the First Temporary Waiver Agreement or the Second Temporary Waiver Agreement (as applicable).

SECTION 2.                                Acknowledgements.

2.1.                              Amount of Obligations.  Each Loan Party acknowledges and agrees that (a) as of 5:00 pm New York time on the date hereof, the Obligations include, without limitation, the amounts set forth on Schedule 1 attached hereto on account of the outstanding unpaid amount of principal of, accrued and unpaid interest on, and fees and commissions related to, the Advances and (b) such Loan Party is truly and justly indebted to the Lenders and the Administrative Agent for, or has provided a guaranty for the benefit of the Lenders and the Administrative Agent with respect to, the Obligations without defense, counterclaim or offset of any kind, and such Loan Party ratifies and reaffirms the validity, enforceability and binding nature of such Obligations.

2.2.                              Events of Default.  Each Loan Party (a)(i) acknowledges and agrees that the Scheduled Defaults and the Additional Default would already have occurred and be continuing but for the Second Temporary Waiver Agreement and the Senior Subordinated Notes Forbearance (as defined below) continuing in full force and effect, (ii) acknowledges and agrees that an Event of Default occurred under Section 7.01(a)(ii) as a result of the technical failure by the Company to pay interest of $4,590,987.15 due on August 26, 2009 or within 5 days of such date (the “Technical Default”) (and further acknowledges and confirms that such amount has now been paid in full) and (iii) represents and warrants to the Administrative Agent and the Lenders that no Default or Event of Default (other than the Scheduled Defaults, the Technical Default and the Additional Default) has occurred and continues to exist as of the Third Waiver Effective Date (as defined below) and (b) absent the agreement of the Lenders to extend the temporary waiver of the Scheduled Defaults and the Additional Default, and to waive the Technical Default as provided in this Agreement, the Administrative Agent and the Lenders would be entitled, following the occurrence and during the continuance of such Scheduled Defaults, Technical Default or Additional Default, at any time to take any and all Enforcement Actions.

2.3.                              Collateral.  Each Loan Party ratifies and reaffirms the validity and enforceability (without defense, counterclaim or offset of any kind) of the Liens granted to secure any of the Obligations by such Loan Party to the Administrative Agent, for the benefit of the Lenders, pursuant to the Collateral Documents to which such Loan Party is a party.  Each Loan Party acknowledges and agrees that all such Liens granted by such Loan Party shall continue to secure the Obligations from and after the Third Waiver Effective Date.  Each Loan Party hereby represents and warrants to the Administrative Agent and the Lenders that, pursuant to the Collateral Documents to which such Loan Party is a party, the Obligations are secured by Liens on all of such Loan Party’s assets to the extent required by the Collateral Documents, and each Loan Party will, at the reasonable request of the Administrative Agent or any of the Lenders, deliver to the requesting party documents evidencing the validity and enforceability of such Liens.

2.4.                              Not an Arrangement with Creditors.  Each of the parties hereto acknowledges that this document is a temporary waiver in accordance with the terms hereof and should not be construed as an arrangement by any Loan Party with its creditors.

SECTION 3.                                Temporary Waiver.

3.1.                              Third Temporary Waiver Period.  Subject to the terms and conditions of this Agreement, the Lenders party hereto agree to temporarily waive the Scheduled Defaults, the Technical Default and the Additional Default during the period from and including the Third Waiver Effective Date until the earliest to occur of (the date of such occurrence, the “Third Temporary Waiver Termination Date”; and such period, the “Third Temporary Waiver Period”) (a) 5:00 P.M. (New York City time) on September 30, 2009, (b) the occurrence and continuance of an Event of Default that is not a Scheduled Default, a Technical Default or an Additional Default, (c) the date of payment of the interest payment due and owing on August 1, 2009 (the “Senior Subordinated Notes Interest Payment”) to the holders under the U.S. Borrower’s 8½% Senior Subordinated Notes due 2015 (the “Senior Subordinated Notes”), (d) the date of delivery by the U.S. Borrower of a Senior Subordinated Notes Payment Notice (as defined below) to the Administrative Agent and the Steering Committee, (e) the occurrence of the “Forbearance Termination Date” under, and as defined in, that certain Forbearance Agreement (the “Senior Subordinated Notes Forbearance”), dated as of August 31, 2009, by and among certain holders of the Senior Subordinated Notes, the U.S. Borrower, certain guarantors of the Senior Subordinated Notes and The Bank of New York Mellon Trust Company (f/k/a The Bank of New York Trust Company, N.A.), as trustee, (f) the date on which the holders of the Senior Subordinated Notes shall exercise any rights or remedies available under the Senior Subordinated Note Indenture or applicable law as a result of the occurrence of any “Default” or “Event of Default” under, and as defined in, the Senior Subordinated Note Indenture (whether in connection with the Additional Default or otherwise), (g) any representation or warranty made by any Loan Party in this Agreement proving to have been untrue, inaccurate or incomplete in any material respect on or as of the date made or deemed made, (h) failure of any Loan Party to perform, as and when required, any of their respective covenants or other obligations set forth in this Agreement (it being understood that time is of the essence for each such covenant and obligation), including without limitation, any provision of Section 4 below, (i) any Loan Party shall take any action to challenge (including without limitation, to assert in writing any challenge to) the validity or enforceability of this Agreement or any other Loan Document or any provision hereof or thereof, and (j) 5:00 P.M. (New York City time) on September 25, 2009 unless the U.S. Borrower shall have entered into a plan support, lock-up or similar restructuring agreement with at least one of its principal stakeholder groups (i.e., the holders of the Senior Subordinated Notes or the Last Out Lenders), which agreement shall be in form and substance reasonably satisfactory to the Steering Committee; provided that the deadline set forth in this clause (j) may be waived or extended with the consent of the Steering Committee.

3.2.                              No Waiver; Limitation on Third Temporary Waiver.  Each Loan Party acknowledges and agrees that the Lenders are only agreeing to temporarily waive the Scheduled Defaults, the Technical Default and the Additional Default during the Third Temporary Waiver Period, and after the Third Temporary Waiver Termination Date, if the Scheduled Defaults, the Technical Default and/or the Additional Default have occurred and are continuing, the temporary waiver provided herein shall automatically terminate without any further action or notice by any party, and as a result, (a) the waiver in this Agreement shall no longer constitute a waiver of the occurrence or the continuance of any Event of Default which is a Scheduled Default, a Technical Default or an Additional Default, and each such Event of Default that occurs shall, after it occurs, continue to exist after the Third Temporary Waiver Termination Date and (b) nothing contained in this Agreement shall be construed to limit or affect the right of the Administrative Agent and the Lenders to bring or maintain during the Third Temporary Waiver Period any action to enforce or interpret any term or provision of this Agreement, or to file or record instruments of public record (or take other action) to perfect or further protect the perfection and/or priority of the liens and security interests granted by the Loan Parties to the Administrative Agent and the Lenders.  For the avoidance of doubt, during the Third Temporary Waiver Period, the Loan Parties and their Subsidiaries may not take any action that would be prohibited under any Loan Document during the occurrence of a Default or Event of Default.

3.3.                              Enforcement Actions after Third Temporary Waiver Period.  Each Loan Party acknowledges and agrees that, on the Third Temporary Waiver Termination Date, the agreement of the Lenders to temporarily waive the Scheduled Defaults, the Technical Default and the Additional Default shall cease and be of no further force or effect, and if any Scheduled Default, Technical Default and/or Additional Default has occurred and is continuing at such time, the Administrative Agent and the Lenders shall be entitled to immediately take Enforcement Actions under the Credit Agreement, the other Loan Documents and applicable law, all without further notice or demand, in respect of the Scheduled Defaults, Technical Defaults and/or Additional Default (as applicable), or any other Event of Default, then existing.

SECTION 4.                                Agreements.  To induce the Lenders to enter into this Agreement and to temporarily waive the Scheduled Defaults, the Technical Default and the Additional Default during the Third Temporary Waiver Period, if the Scheduled Defaults, the Technical Default and/or the Additional Default have occurred and are continuing, the Borrowers, the other Loan Parties and the Lenders agree as follows:

4.1.                              Financial Advisor.  The Administrative Agent or the Steering Committee shall, on behalf of the Lenders, have the right to continue to retain or to cause its counsel to continue to retain for its benefit a restructuring or financial advisor to assist with the coordination and consummation of a potential amendment to or restructuring of the Credit Agreement, and the U.S. Borrower shall be liable for all costs and expenses incurred by the Administrative Agent or the Steering Committee, as applicable, with respect to such restructuring or financial advisor.  In connection with such retention, the U.S. Borrower shall maintain in full force and effect the previously executed engagement-related agreement with such restructuring or financial advisor, which includes an agreement by the U.S. Borrower to be directly responsible for the fees of such restructuring or other financial advisor, to pay such fees promptly upon being invoiced therefor and to use its commercially reasonable efforts to cooperate, and to cause its own advisors and its Subsidiaries to cooperate with such restructuring or other financial advisor in the performance of its duties as an advisor in accordance with such engagement-related agreement.

4.2.                              Minimum Liquidity.  From and after the Third Waiver Effective Date, the U.S. Borrower shall not, directly or indirectly, at any time permit (a) Liquidity to be less than $17,000,000 or (b) average Liquidity for five consecutive Business Days (“Average Liquidity”) to be less than $19,000,000; provided, however, that (i) Liquidity shall be calculated without giving effect to the unutilized amount of Commitments of any Defaulting Lender and (ii) if (A) Liquidity at any time is less than $17,000,000 but greater than $15,000,000 or (B) average Liquidity for five consecutive Business Days is less than $19,000,000 but greater than $17,000,000, such failure shall not constitute an Event of Default or a failure to perform its obligations hereunder if such failure is consented to by the Steering Committee within three Business Days after the occurrence of such failure.  Upon any Responsible Officer of the U.S. Borrower becoming aware of the failure to satisfy the requirement in clause (a) or (b) of the previous sentence, the U.S. Borrower shall immediately notify the Administrative Agent and the Steering Committee of such failure.  In addition, if at any time (x) Liquidity is less than $26,000,000 or (y) Average Liquidity is less than $29,000,000, the U.S. Borrower shall, on each Business Day thereafter, deliver to the Administrative Agent and the Steering Committee a report setting forth the Liquidity at the end of the previous Business Day and the Average Liquidity for the five consecutive Business Days ending on such previous day, and such daily reporting shall continue until the U.S. Borrower delivers to the Administrative Agent a report demonstrating that, at the end of the previous Business Day, Liquidity is greater than $26,000,000 and Average Liquidity is greater than $29,000,000.

4.3.                              Weekly Cash Flow Forecasts, Etc.  The U.S. Borrower shall continue to deliver to the Administrative Agent and the Steering Committee, on Thursday (or the immediately succeeding Business Day if Thursday is not a Business Day) of each week, (a) a 13-week cash flow forecast in the form of such forecast delivered to the Steering Committee under the terms of the First Temporary Waiver Agreement and/or the Second Temporary Waiver Agreement or another form reasonably satisfactory to the Steering Committee (the “13-Week Cash Flow Forecast”), (b) a reconciliation of the cash balances of the U.S. Borrower and its Subsidiaries between the amount shown on the U.S. Borrower’s general ledger for the prior week and the amount maintained on deposit for such week by the U.S. Borrower and its Subsidiaries with banks, (c) a variance report (i) showing on a line item basis the percentage and dollar variance of actual cash disbursements and revenues and cash receipts for the prior week from the amounts set forth for such week in the most recent 13-Week Cash Flow Forecast and (ii)

containing explanations of material variances from such 13-Week Cash Flow Forecast, (d) a certificate, in a form satisfactory to the Steering Committee, of a Responsible Officer of the U.S. Borrower as to the calculation of Liquidity for the prior week and attaching forth such calculations and (e) the weekly flash information provided to the U.S. Borrower’s Board of Directors for such week.  Each delivery of the 13-Week Cash Flow Forecast shall be deemed to be a representation by the U.S. Borrower that such 13-Week Cash Flow Forecast has been prepared based upon good faith estimates and assumptions that the U.S. Borrower believes were reasonable at the time made (it being understood and agreed that such 13-Week Cash Flow Forecast is not to be viewed as fact and that actual results during the period or periods covered thereby may differ from such projected results).

4.4.                              Weekly Updates.  If requested by the Administrative Agent or the Steering Committee, on Thursday (or the immediately succeeding Business Day if Thursday is not a Business Day) of each week, and on such other dates requested by the Steering Committee on providing the U.S. Borrower with two (2) Business Days’ prior written notice, during the Third Temporary Waiver Period, the U.S. Borrower shall provide the Administrative Agent, the Steering Committee and their respective advisors with an update (via a meeting or conference call with the U.S. Borrower’s management and/or its advisors) on the weekly flash information provided to the Board of Directors, the ongoing financial performance, operations and liquidity of the U.S. Borrower and its Subsidiaries and the progress toward a proposal for an amendment to or restructuring of the Obligations under the Credit Agreement and the Senior Subordinated Notes.

4.5.                              Additional Interest; Fees.  For each day during the Third Temporary Waiver Period, the Advances and all outstanding Obligations shall accrue interest at a rate per annum equal to 2% plus the rate otherwise applicable to such Advances pursuant to Section 2.07 of the Credit Agreement, and such additional interest shall be paid monthly in arrears on the last Business Day of each calendar month during the Third Temporary Waiver Period and on the Third Temporary Waiver Termination Date.

4.6.                              Activity during Third Temporary Waiver Period.  The U.S. Borrower shall not, and shall not permit any of its Subsidiaries to, (a) incur any Indebtedness under Section 5.02(b)(iii)(A) or 5.02(b)(iii)(I) of the Credit Agreement, other than PIK Advances, Letters of Credit issued, in the sole discretion of the Issuing Bank, at the request of the U.S. Borrower for the purpose of extending or replacing Letters of Credit in the ordinary course, and up to $500,000 of Letter of Credit Advances resulting from draws under Letters of Credit that are expiring, (b) make any Investments under Section 5.02(e)(xiii) of the Credit Agreement or (c) sell or otherwise dispose of any assets under Section 5.02(d)(ii) of the Credit Agreement.  In addition, during the Third Temporary Waiver Period, no Borrower shall request, or seek to enforce, the funding of any Advances by any Defaulting Lender or any successor or assignee thereof.  Furthermore, during the Third Temporary Waiver Period, the U.S. Borrower and its Subsidiaries may not take any action, except the incurrence of Indebtedness permitted by clause (a) above, that would be prohibited by the terms of the Credit Agreement or any other Loan Document at any time while an Event of Default is in existence.

4.7.                              FAS 159.  Notwithstanding any other provision contained herein or in any other Loan Document, all terms of an accounting or financial nature used herein or in any other

Loan Document shall be construed, and all computations of amounts and ratios referred to herein or in any other Loan Document shall be made at all times hereafter, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value”, as defined therein.

4.8.                              Conversion of Advances.  Notwithstanding anything to the contrary in the Loan Documents, from and after the Third Waiver Effective Date, (a) if, on any date, the per annum interest rate applicable to Base Rate Advances is lower than the per annum interest rate applicable to Eurodollar Rate Advances requested on such date and having an Interest Period of one month, such Base Rate Advances shall, on the third Business Day following such date, be converted into Eurodollar Rate Advances having an Interest Period of one month, and (b) subject to clause (a) above, on the last day of the then existing Interest Period therefor each Eurodollar Rate Advance will, at the option of the applicable Borrower either continue as a Eurodollar Rate Advance having an Interest Period of one month or Convert to a Base Rate Advance, and (c) the obligation of the Lenders to Convert or continue Advances into Eurodollar Rate Advances having an Interest Period of longer than one month shall be suspended.

4.9.                              Notice of Payment of Interest on Senior Subordinated Notes.  The U.S. Borrower shall provide the Administrative Agent with at least five (5) Business Days prior written notice (a “Senior Subordinated Notes Payment Notice”) of its intention to make the Senior Subordinated Notes Interest Payment.

4.10.                        Senior Subordinated Notes Forbearance; Most Favored Nation Protection.

(a)                                  No property has been paid or will be payable to the holders of the Senior Subordinated Notes in connection with the Senior Subordinated Notes Forbearance (or any extension thereof) and if any cash consideration is paid to the holders of the Senior Subordinated Notes in connection with the Senior Subordinated Notes Forbearance (or any extension thereof) in an amount which exceeds (in percentage terms) the aggregate amount of the fee payable to Lenders that consent to the terms of the Second Temporary Waiver Agreement in accordance with Section 5.(b) of the Second Temporary Waiver Agreement and this Agreement in accordance with Section 5.(b) below, an amount equal to such difference shall be paid as an additional fee pro rata to such Lenders.

(b)                                 If the terms of any amendment, waiver or forbearance (including the Senior Subordinated Notes Forbearance or any extension thereof) imposes any more onerous restriction or covenant on the U.S. Borrower or any of its Subsidiaries under or in respect of the Senior Subordinated Notes (each an “Additional Restriction”) then:

(i)                                     the U.S. Borrower shall, and will cause each of the other Loan Parties to, enter into such documentation as the Administrative Agent may require in order to modify the terms of this Agreement and each other Loan Document in order to give effect to an obligation on the part of the U.S. Borrower or such other Loan Party to comply with the terms of any such Additional Restriction; and

(ii)           from and with effect from the date of imposition of such Additional Restriction, automatically and without the need for any further action by or on the part of the Administrative Agent, any Lender or any Loan Party and notwithstanding the occurrence of any Event of Default under Section 7.01 of the Credit Agreement with respect to any Loan Party, the U.S. Borrower or the applicable Loan Party shall be obliged to comply with the terms of such Additional Restriction as if it had been duly incorporated as an obligation in the Loan Documents.

SECTION 5.           Conditions Precedent.  This Agreement shall become effective as of the date first set forth above (the “Third Waiver Effective Date”) following the date on which all of the following conditions have been satisfied or waived:

(a)           Execution and Delivery.  The Borrowers, each other Loan Party and Lenders constituting the Majority Lenders shall have duly executed counterparts of this Agreement (whether the same or different counterparts) and shall have delivered (including by way of facsimile or other electronic (i.e., “pdf”) transmission) the same to White & Case LLP, 1155 Avenue of the Americas, New York, NY 10036, Attention: Po Saidi (facsimile number: 212-354-8113 / e-mail address: psaidi@whitecase.com).

(b)           Third Temporary Waiver Fee.  The Administrative Agent shall have received from the U.S. Borrower, for the account of each Lender (other than a Defaulting Lender) that executes and delivers a counterpart of this Agreement to White & Case LLP in accordance with paragraph (a) above by 8:00 p.m., New York City time, on Tuesday, September 15, 2009, a non-refundable temporary waiver fee in an amount equal to 0.075% of the sum of such Lender’s U.S. Revolving Commitment, Canadian Revolving Credit Commitment and Term Advances then outstanding, which fee shall not be subject to counterclaim or set-off, or be otherwise affected by, any claim or dispute relating to any other matter.

(c)           No Default.  After giving effect to this Agreement, there shall be no Default or Event of Default.

(d)           Fees and Expenses.  The Administrative Agent shall have received all invoiced fees and accrued expenses of the Administrative Agent and the Steering Committee required to be paid by the Borrowers, including, without limitation, the reasonable fees and expenses of legal counsel to the Administrative Agent and the Steering Committee and the reasonable fees and expenses of any financial adviser appointed and retained under Section 4.1 (Financial Advisor).

(e)           Senior Subordinated Notes Forbearance.  The holders of the Senior Subordinated Notes shall waive the requirements of Section 4.1 of the Senior Subordinated Notes Forbearance or shall extend the deadline for such requirements to September 25, 2009, and such waiver or extension shall be in form and substance reasonably satisfactory to the Administrative Agent and the Steering Committee.

SECTION 6.           Representations and Warranties.  In order to induce the Lenders to enter into this Agreement, the Borrowers and the other Loan Parties hereby represent and warrant to the Lenders that:

(a)           this Agreement has been duly authorized by all necessary action of such entity, duly executed and delivered by such entity and constitutes a legal, valid and binding obligation of the Borrowers and each Loan Party, as applicable, enforceable against each such entity respectively in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(b)           all of the representations and warranties of each Loan Party contained in the Credit Agreement or the other Loan Documents are true and correct in all material respects on the Third Waiver Effective Date (except with respect to or as may be affected by the Scheduled Defaults, the Technical Default and/or the Additional Default), with the same effect as though such representations and warranties had been made on and as of the Third Waiver Effective Date (it being understood that any representation or warranty made as of a specific date shall be true and correct in all material respects as of such specific date); and

(c)           the Borrowers have provided all information required to be provided, and have taken all actions required to be taken, pursuant to Section 4.2 of the Second Temporary Waiver Agreement, and all such information provided remains true and correct as of the Third Waiver Effective Date.

SECTION 7.           Credit Agreement.  Except as expressly set forth herein, this Agreement (a) shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Administrative Agent, or the Borrowers under the Credit Agreement or any other Loan Document and (b) shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.  Nothing herein shall be deemed to entitle the Borrowers to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.  After the date hereof, any reference in the Loan Documents to the Credit Agreement shall mean the Credit Agreement as modified hereby.

SECTION 8.           Consent of Loan Parties.  Each of the Loan Parties hereby consents to this Agreement.  Each of the parties hereto agrees that this Agreement shall constitute a Loan Document.

SECTION 9.           Release.  In further consideration of the execution by the Administrative Agent and the Lenders of this Agreement, each Borrower for itself and on behalf of its successors, assigns, Subsidiaries and Affiliates (the “Releasing Parties”), hereby forever releases the Administrative Agent and the Lender Parties (other than any Defaulting Lender) and their successors, assigns, parents, Subsidiaries, Affiliates, officers, employees, directors, agents and attorneys (collectively, the “Released Parties”) from any and all debts, claims, demands, liabilities, responsibilities, disputes, causes, damages, actions and causes of action (whether at law or in equity) and obligations of every nature whatsoever, whether liquidated or unliquidated, known or unknown, matured or unmatured, fixed or contingent, that any Releasing Party may have against the Released Parties that arise from or relate to any actions which the Released Parties may have taken or omitted to take prior to the date hereof, in each case with respect to, arising out of, or related to the Obligations, any Collateral, the Credit Agreement, any other Loan Document and any third parties liable in whole or in part for the Obligations (the “Released Matters”). Each Releasing Party acknowledges that the agreements in this Section 9 are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters and constitute a complete waiver of any right of setoff or recoupment, counterclaim or defense of any nature whatsoever which arose prior to the Third Waiver Effective Date to payment or performance of the Obligations.  Each Releasing Party represents and warrants that it has no knowledge of any claim by it against the Released Parties or of any facts, or acts or omissions of the Released Parties which on the date hereof would be the basis of a claim by the Releasing Parties against the Released Parties which is not released hereby.  Each Releasing Party represents and warrants that it has not purported to transfer, assign, pledge or otherwise convey any of its right, title or interest in any Released Matter to any other person or entity and that the foregoing constitutes a full and complete release of all Released Matters.  The Releasing Parties have granted this release freely, and voluntarily and without duress.

SECTION 10.         GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 11.         Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Borrowers, the other Loan Parties, the Administrative Agent and the Lenders, and each of their respective successors and permitted assigns, and shall not inure to the benefit of any third parties.  The execution and delivery of this Agreement by any Lender prior to the Third Waiver Effective Date shall be binding upon its successors and permitted assigns and shall be effective as to any Advances or Commitments assigned to it after such execution and delivery.

SECTION 12.         Counterparts.  This Agreement may be executed by the parties hereto in any number of separate counterparts (including facsimiled or electronic-mailed counterparts, and such facsimile or electronic mail signatures shall be deemed to be the same as original signatures), each of which shall be deemed to be an original, and all of which taken together shall be deemed to constitute one and the same instrument.

SECTION 13.         Headings.  The Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

*     *     *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first written above.

ACCURIDE CORPORATION

By:	/s/ Stephen A. Martin
Name: Stephen A. Martin
Title: Vice President — General Counsel

ACCURIDE CANADA INC.

By:	/s/ Stephen A. Martin
Name: Stephen A. Martin
Title: Assistant Secretary

ACCURIDE CUYAHOGA FALLS, INC.
ACCURIDE DISTRIBUTING, LLC
ACCURIDE EMI, LLC
AOT INC.
ERIE LAND HOLDING, INC.
BOSTROM HOLDINGS, INC.
BOSTROM SEATING, INC.
BOSTROM SPECIALTY SEATING, INC.
BRILLION IRON WORKS, INC.
FABCO AUTOMOTIVE CORPORATION
GUNITE CORPORATION
IMPERIAL GROUP HOLDING CORP. - 1
IMPERIAL GROUP HOLDING CORP. - 2
JAII MANAGEMENT COMPANY
TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC.
TRUCK COMPONENTS INC.,
each as a Loan Party

By:	/s/ Stephen A. Martin
Name: Stephen A. Martin
Title: Secretary

ACCURIDE ERIE L.P.,
as a Loan Party

By: AKW GENERAL PARTNER L.L.C.,
as General Partner

By: ACCURIDE CORPORATION,
as Sole Member

By:	/s/ Stephen A. Martin
Name: Stephen A. Martin
Title: Vice President — General Counsel

ACCURIDE HENDERSON LIMITED LIABILITY COMPANY
AKW GENERAL PARTNER L.L.C.,
each as a Loan Party

By: ACCURIDE CORPORATION,
as Sole Member

By:	/s/ Stephen A. Martin
Name: Stephen A. Martin
Title: Vice President — General Counsel

IMPERIAL GROUP, L.P.,
as a Loan Party

By: IMPERIAL GROUP HOLDING CORP. - 1, its General Partner

By:	/s/ Stephen A. Martin
Name: Stephen A. Martin
Title: Secretary